Exhibit 99.1

                   Geron Corporation Announces Closing of Its
                             Common Stock Offering


    MENLO PARK, Calif.--(BUSINESS WIRE)--Sept. 22, 2005--Geron Corporation (Nasdaq:GERN) announced today that its public offering of 6,900,000 shares of common stock, including 900,000 shares issued upon exercise of an option granted to the underwriters to cover over-allotments, closed on September 21, 2005. The public offering price was $9.00 per share and the aggregate gross public offering price, including the shares issued upon exercise of the over-allotment option, was $62.1 million.
    Concurrent with the closing of the underwritten public offering, Merck & Co., Inc. (NYSE:MRK) exercised its warrant to purchase 2,000,000 shares of Geron common stock with a total exercise price of $18.0 million.
    UBS Investment Bank acted as the sole book-running manager for the underwritten public offering. SG Cowen & Co., LLC, Needham & Company LLC, Lazard Capital Markets LLC, Rodman & Renshaw, LLC and WBB Securities, LLC acted as co-managers.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. A final prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. The offering of these securities was made only by means of the prospectus supplement and related base prospectuses, copies of which are available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: (212) 821-3884.

    Geron is a biopharmaceutical company focused on developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including with respect to potential applications of Geron's technologies. Investors are cautioned that such forward-looking statements in this press release constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed under the heading "Risk Factors" in Geron's Prospectus Supplement filed under Rule 424(b) under the Securities Act of 1933, as amended, on September 16, 2005, and in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2005.


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765